Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC No. 333-195042) of Reven Housing REIT, Inc. of our report dated May 7, 2015 with respect to the statement of revenues over certain operating expenses of Houston 150 Homes for the year ended December 31, 2012 included in this Current Report on Form 8-K/A.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

May 7, 2015